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                                                                    EXHIBIT 8.2



                [Letterhead of Wachtell, Lipton, Rosen & Katz]

                                August 6, 1996


Caremark International Inc.
2215 Sanders Road
Northbrook, Illinois  60062

Ladies and Gentlemen:

        We have acted as special counsel to Caremark International Inc., a Delaware corporation ("Caremark"), in connection with the proposed merger (the "Merger") of PPM Merger Corporation ("Merger Subsidiary"), a Delaware corporation and a wholly owned subsidiary of MedPartners/Mullikin, Inc., a Delaware corporation ("MedPartners"), with and into Caremark, upon the terms and conditions set forth in the Plan and Agreement of Merger (the "Agreement") dated as of May 13, 1996 by and among Caremark, MedPartners, and Merger Subsidiary. At your request, and pursuant to Section 9.3(c) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger to holders of Caremark Common Stock.

        For purpose of the opinion set forth below, we have relied, with the consent of Caremark and the consent of MedPartners, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Caremark and of MedPartners (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized

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Caremark International Inc.
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term used and not defined herein has the meaning given to it in the Joint Proxy
Statement-Prospectus of Caremark and MedPartners dated the date hereof (the "Joint Proxy Statement-Prospectus").

        We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement-Prospectus and that the Merger will qualify as a statutory merger under the laws of the State of Delaware.

        Based upon and subject to the foregoing, it is our opinion that, under presently applicable law, that the Merger will constitute a reorganization under Section 368(a) of the Code, and:

        1. No gain or loss will be recognized by Caremark stockholders who exchange their Caremark Common Stock solely for MedPartners Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in MedPartners Common Stock, if any);

        2. The tax basis of the MedPartners Common Stock received by Caremark stockholders will equal the tax basis of the Caremark Common Stock surrendered in exchange therefore.

        3. The holding period of MedPartners Common Stock received by Caremark stockholders in the Merger will include the period during which the shares of Caremark Common Stock surrendered in exchange therefore were held; provided that such Caremark Common Stock was held as a capital asset by the holder thereof at the Effective Time.

        4. The receipt of cash in lieu of a fractional shares of MedPartners/Mullikin Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners/Mullikin. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in
                Section 302(a) of the Code.

        This opinion may not be applicable to Caremark stockholders who received their Caremark Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.


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Caremark International Inc.
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        We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an Exhibit to the Registration Statement on Form S-4
(the "Registration Statement") in respect of the shares of MedPartners Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "The Merger -- Certain Federal Income Tax Consequences" and elsewhere in the Joint-Proxy Statement-Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz